Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:20 PM 12/17/2007
FILED 06:10 PM 12/17/2007
SRV 071332309 — 3808804 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
XSTREAM SYSTEMS, INC.
(a Delaware corporation)
          XSTREAM SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
          FIRST: That the Board of Directors of the Company adopted by written consent resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring amendment to be advisable and recommending the stockholders of the Corporation approve the amendment. The resolution setting forth the proposed amendment is as follows:
          RESOLVED. that the Certificate of Incorporation of this Corporation be amended by changing Section A of the Article thereof numbered “FOURTH” so that, as amended, said Section of A of Article FOURTH shall be and read as follows:
     FOURTH: CAPITAL STOCK
          A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”
          1. Common Stock. The total number of shares of Common Stock that the Corporation is authorized to issue is Thirty Million (30,000,000) shares, each with a par value of $.0001 per share.
          2. Preferred Stock. The total number of shares of Preferred Stock that the Corporation is authorized to issue is Six Million (6,000.000) shares, each with a par value of $.0001 per share.”
          SECOND: That thereafter, the amendment was duly adopted by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that prompt written notice of the corporate action shall be given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware
          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed this 17th day of December, 2007.

XSTREAM SYSTEMS. INC.
By:	/s/ Roger Goldbaum
	Name:	Roger Goldbaum
	Title:	Chief Financial Officer